Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Janus International Group, Inc.

Temple, Georgia

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 22, 2021, relating to the consolidated financial statements of Janus Midco, LLC appearing in the Company’s Registration Statement on Form S-4 for the year ended December 26, 2020.

/s/BDO USA, LLP

Atlanta, Georgia

August 13, 2021